EXHIBIT 10.1

June 8, 2004

Jeffrey Osman, President & CEO
The York Water Company
130 East Market Street
York PA 17401

Re:   $10,000,000 Credit Facility

Dear Mr. Osman:

We are pleased to advise you that Farmers First Bank (“Lender”) has approved the following credit facility to be extended to The York Water Company: a revolving, demand line of credit in the maximum principal amount of $10,000,000.00 for working capital and general corporate purposes. The Loan will be extended upon the following terms and conditions:

$10,000,000.00 Demand Line of Credit (the “Line of Credit Loan”)

1. Interest Rate. All principal amounts outstanding on the Line of Credit Loan shall bear interest at a variable interest rate equal to the 30 or 90 Day Libor Index Rate, as hereinafter defined (see paragraph 8) plus one hundred (100) basis points. The interest payable on the Line of Credit Loan shall be adjusted effective upon any change in the Libor Rate.

2. Advances; Application of Funds. Provided that: (i) all transactions contemplated herein are fully consummated, (ii) Borrower is not in default of any obligation of the Borrower to the Lender, and (iii) Lender has not made any demand for payment with respect to any of the Loans, Lender shall make funds available to Borrower pursuant to the Line of Credit for purposes of Borrower’s working capital needs in amounts not in excess of $10,000,000.00 in the aggregate.

3. Payment of Principal and Interest. Interest on the Line of Credit Loan shall be paid monthly as invoiced by Lender, commencing on the first day of the first full month following the Closing Date and continuing on the first day of every month thereafter that the Line of Credit remains in effect. Principal shall be payable when and in amounts demanded by Lender, or in full on or before May 31, 2005 (the “Line of Credit Maturity Date”), whichever occurs first.

4. Renewal and Extension. On May 31, 2005, and annually thereafter, the Line of Credit may be renewed, and its term extended for one (1) year, at the sole discretion of the Lender. Any such renewal shall be confirmed in writing by the Lender.

5. Default Interest Rate. During the continuation of any default by Borrower in the payment of principal or interest on the Line of Credit Loan or in the performance or observance of any of Borrower’s covenants or agreements contained in the Loan Documents, the Line of Credit Loan shall bear interest at a rate per annum equal to two percent (2%) above the otherwise applicable rate.

6. Pre-Payment. All or any part of the principal amount outstanding on the Line of Credit may be paid by Borrower at any time or from time to time without penalty or premium; provided, however, that Borrower shall provide written notice to Lender of such pre-payment.

7. Loan Origination Fee. There is no Loan origination fee.

Terms and Conditions for the Loan

8. Libor Rate. For purposes of this loan commitment, the term “Libor Rate” means the highest commercial interest index designated as the “Libor Rate” as set forth in the Money Rates section of The Wall Street Journal, as the same may be adjusted from time to time. The term “Libor” has no connotation as to the loan quality or minimum level of interest charged.

9. Loan Documents and Security. The Borrower’s obligation to repay the Loan shall be evidenced by a promissory note (the “Note”) payable to the order of the Lender, the note shall contain a confession of judgment clause. The Loans shall be extended on an unsecured basis.

10. Additional Documents Required from Borrower. As conditions precedent to Lender’s commitment to advance proceeds under the Loan, Borrower shall furnish or cause to be furnished to Lender at or before Closing the following additional documentation:

A.    Organizational Documents - the following organizational documents in form and substance acceptable to Lender and its counsel:

1.    Copies of the Borrower’s Articles of Incorporation

2.    resolutions of the Borrower authorizing the borrowing of funds under the Loan and authorizing the execution and delivery of the Loan Documents by the appropriate officers of the company.

A.    Additional Documents - such other instruments, documents, inspections, and opinions as Lender shall reasonably require to evidence and secure the Loans and to comply with the provisions hereof and the requirements of regulatory authorities to which Lender is subject.

11. Counsel Fees of Lender. Borrower shall reimburse Lender at Closing for its counsel fees and costs for all legal work performed in connection with this loan transaction, which includes but shall not be limited to, the preparation of this commitment letter, the Loan Documents and other instruments; conferences with us and with Borrower’s counsel; review of all other documents in connection with the proposed financing; opinions as Lender may require; and any necessary post settlement legal work.

12. Affirmative Covenants. The Loan Documents shall contain affirmative covenants to be kept by the Borrower throughout the term of the Loans. Such affirmative covenants shall include (but not be limited to) the following:

A.    Existence and Good Standing - Borrower shall preserve and maintain its corporate existence and good standing in the Commonwealth of Pennsylvania.

B.    Books, Records, and Tax Returns - Borrower shall keep and maintain satisfactory and adequate books and records of account in accordance with generally accepted accounting principles (“GAAP”) and make (or cause to be made) the same available to Lender or its agents for inspection at any reasonable time and upon reasonable notice.

D.    Compliance with Laws - Borrower shall comply in all material respects with all local, state, and federal laws and regulations applicable to Borrower and shall notify Lender promptly of any actual or alleged violation or default under any such laws or regulations.

E.    Information - Borrower shall provide Lender with any documents and information, financial or otherwise, that may reasonably be requested by Lender from time to time during the term of any of the Loans.

F.    Collection Costs and Expenses - Borrower shall pay or reimburse Lender for all reasonable costs and expenses (including reasonable attorneys’ fees) Lender may incur in connection with the collection of any delinquent amounts owing under the Loans.

13. Financial Reporting. The Loan Documents shall contain requirements for the periodic reporting of financial information to Lender throughout the term of the Loan. Such requirements shall include (but not be limited to) the following:

A.    Annual Financial Reporting - Within one hundred twenty (120) days from the end of each fiscal year of the Borrower during the term of the Loans, Borrower shall provide to Lender a copy of Borrower’s year-end financial statements (which shall have been Audited by a certified public accountant).

14. Termination of Commitment. This loan commitment is being made by Lender in reliance upon the financial and operating information supplied by the Borrower, which has been represented to be complete and accurate in all respects. If the Lender, acting in good faith, should determine that any such information or supporting representation of a material nature is false, inaccurate, incomplete, or misleading, the Lender may rescind and cancel this loan commitment. In such event, Borrower shall remain liable for any fees, costs, or expenses theretofore incurred by the Lender in connection with the extension of the proposed credit facility to Borrower. Lender shall have no obligation to fund or continue to fund the Loan in the event that, in the sole judgment of the Lender, there shall be a material and adverse change (whether occurring before of after the Closing Date) in the financial condition of the Borrower or in any of the Collateral relied upon by the Lender to support repayment of the Loans.

15. Closing Date/Survival of Commitment Terms. The Loan must be closed on or before July 8, 2005, or this commitment shall be deemed null and void. Closing of the Loan shall take place at the offices of Borrower or Borrower’s counsel at such time and date as may be mutually convenient to Borrower and Lender.

16. Assignment. This loan commitment may not be assigned or in any way transferred by the Borrower without the prior approval of the Lender.

17. Entire Agreement. No statements, agreements or representations (whether verbal or written) made by Lender (or any employee, agent or representative acting on the Lender’s behalf) to the Borrower (or any employee, agent or representative acting on the Borrower’s behalf) shall be binding upon the Lender or of any legal force or effect except to the extent stated in this loan commitment, and all prior agreements and representations made on behalf of Lender with respect to the proposed credit facilities to be extended by Lender to Borrower are merged herein. The terms of this loan commitment may not be changed or modified except by written agreement signed by the duly authorized officers of the Borrower and Lender.

18. Acceptance by Borrower. Unless otherwise extended by Lender in writing, a signed acceptance of this loan commitment must be delivered to Lender on or before June 25, 2005, or this loan commitment shall lapse and expire automatically and without the necessity of further action on the part of any party.

If you have any questions or would like to discuss the terms and conditions of this loan commitment, please feel free to give me a call at (717) 755-6414 (ext. 6104. Otherwise, please indicate your acceptance by signing the attached Acceptance Form in the appropriate spaces and returning the original commitment letter and acceptance to my attention.

Sincerely,

Farmers First Bank

Michael P. Kilgour, Vice President

AGREEMENT AND ACCEPTANCE

The undersigned have reviewed the attached loan commitment letter, dated June 8, 2004, and hereby accept the terms and conditions stated therein:

The York Water Company (“Borrower”)

Date: 06/21/04	By:	/s/ Jeffrey S. Osman
President and Chief Executive Officer